SUBLEASE
This Sublease is made and entered into as of the 1st day of September 2021 (the “Effective Date”), by and between Griffin Capital Company, LLC, a Delaware limited liability company (“Sublessor”), and Griffin Realty Trust, Inc., a Maryland corporation (or, in the event of an assignment of this Sublease, the applicable Permitted Transferee (as defined below), “Sublessee”).
Recitals:
A.Sublessor is the “Tenant” under that certain Lease, dated as of March 31, 2014, with GCPI, LLC, a Delaware limited liability company (successor in interest to Griffin Capital Plaza Investors, a Delaware limited liability company) (“Master Landlord”) (the “Master Lease”).
B.Pursuant to the Master Lease, Sublessor leased from Master Landlord Units D2 and H, consisting of approximately 4,885 rentable square feet in Building B and all of Building A, consisting of approximately 13,620 rentable square feet, which Buildings are located on Lots 1 and 2 (respectively) of Tract 71903 in El Segundo, CA 90245, which is a portion of the property known as Lots 1,2, and 3 of Tract 71903 located at the southeast portion of Grand and Kansas Boulevards, El Segundo, CA (as defined in the Master Lease, the “Project”).
C.As of September 1, 2021, Sublessor amended the Master Lease to partially terminate the Master Lease to remove Units D2 and H in Building B and to address certain other matters, such that the Leased Premises covered by the Master Lease now consists solely of Building A.
D.Sublessee desires to sublease the Leased Premises (now consisting solely of Building A). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Master Lease.
Agreement:
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:
1.Incorporation of Recitals: The above recitals are hereby incorporated by reference as if fully set forth herein.
2.Property Subleased:
(a)Subleased Premises. The subleased premises consists of all of Building A, including, without limitation, that portion of the roof of Building A that constitutes the roof deck (“Subleased Premises”). Sublessee shall have non-exclusive rights of access, ingress and egress over the driveways, parking areas and other access ways on the land comprising the Project as reasonably necessary to access the Subleased Premises, which right of access shall include, without limitation, rights of access to the elevator in Building B and the access bridge between Building B and Building A for pedestrian ingress and egress, together with rights to use the restrooms located in Building B. Sublessee acknowledges that it has had the opportunity to confirm that the rentable square foot area of the Subleased Premises is approximately 13,620 and hereby waives any right to contest the rentable square foot area of the Subleased Premises.

Sublessor shall tender possession of the Subleased Premises to Sublessee on the Commencement Date (as such term is defined in Section 5(b) below).
(b)Parking. Sublessee shall have the right to utilize the parking area as shown on Exhibit E and shall be allocated 45 parking spaces (consisting of the following types of parking spaces: 35 regular spaces; two handicapped spaces; 2 electric vehicle spaces; and 6 tandem spaces). So long as Shields is entitled to occupy the Retained Premises pursuant to Section 39 below, Shields and one of his assistants shall be entitled to use two (2) parking spaces allocated to Sublessee hereunder. Sublessor, at its expense, shall relabel Sublessee’s allocated spaces with ‘GRT’ within thirty (30) days of the Effective Date. Sublessee shall cause its employees to park only in the spaces allocated to Sublessee. If, during the Term, Master Landlord acquires (or acquires access to) the parking field to the immediate east of the north side of the Project, and thereafter modifies the parking area of the Project to incorporate the additional spaces, Sublessor shall grant (or cause Master Landlord to grant) an allocation of additional spaces to Sublessee to account for any spaces on Exhibit E originally allocated to Sublessee that are lost due to reconfiguration of the circulation pattern to accomplish such incorporation. Sublessee shall have the right to reasonably approve any such proposed modifications to the parking area of the Project and the location of the proposed replacement parking spaces.
(c)Surrender. Upon the expiration or other termination of the Sublease Term, Sublessee shall quit and surrender to Sublessor the Subleased Premises, broom clean, and in substantially the same condition existing as of the Effective Date, ordinary wear and tear and casualty damage excepted. Sublessee shall repair all damage from removal of its personal property from the Subleased Premises. Additionally, Sublessee shall remove all additions, modifications or alterations for which Master Landlord or Sublessor specified removal as a condition of approval, and in such event will restore the Subleased Premises to the condition existing prior to the performance of such addition, modification or alteration. Sublessee’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Sublease Term.
(d)Personal Property. Sublessee shall have the right to use certain personal property of Sublessor as described in Exhibit C attached hereto (“Personal Property”), which the parties acknowledge is located in the Subleased Premises as of the Commencement Date. At the end of the Sublease Term, Sublessee shall return such personal property to Sublessor in substantially the same condition existing as of the Effective Date, normal wear and tear and casualty damage excepted. Notwithstanding the foregoing, Sublessee, in its reasonable discretion, may either elect to (a) replace any portion of the Personal Property during the Term, in which case, upon Sublessee’s request, Sublessor shall remove any Personal Property originally provided to Sublessee; or (b) request that Sublessor remove any Personal Property without replacement of the Personal Property and in either event, and the parties shall make necessary adjustments to Exhibit C to indicate which items of Personal Property have been removed.
3.Master Lease: Sublessor and Sublessee agree that at all times this Sublease is and shall be subject and subordinate to the Master Lease and the Bylaws and Declarations. Sublessee agrees to abide by the provisions of the Master Lease that are specifically incorporated herein and Declarations (to the extent applicable to Sublessee); provided, however, Sublessor agrees that it shall not (x) enter into or consent to any amendment to or modification of the Master Lease without Sublessee’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed (except that no consent by Sublessee shall be required in connection with an amendment to the amount of the “Base Monthly Rent” under the Master Lease), unless such amendment or modification of the Master Lease would materially adversely affect Sublessee, in which instances, such consent may be withheld in the sole and absolute discretion of Sublessee, or (y) amend or modify the Declarations without Sublessee’s prior consent, which consent may be withheld in the sole and absolute discretion of Sublessee. Sublessee hereby acknowledges that it has received a copy of the Master Lease, the Bylaws and the Declarations and has examined and approved same. Sublessor, at Sublessee’s written request, agrees to use commercially reasonable efforts to enforce (which efforts need not include the threat, commencement, pursuit or prosecution of any legal action) any representations, warranties, covenants and agreements of Master Landlord contained in the provisions of the Master Lease that are specifically incorporated herein, provided that if Master Landlord shall be in default under the Master Lease, Sublessor shall, on written notice from Sublessee, diligently prosecute such action to require Master Landlord to cure such default. Sublessee agrees to cooperate with Sublessor in the prosecution of any such action. To the extent the enforcement of rights pertains solely to the Subleased Premises, Sublessee shall be entitled to make all decisions regarding the prosecution of such claim against Master Landlord, including, without limitation, decisions regarding hiring of legal counsel and settlement decisions. To the extent the enforcement of rights pertains solely to the Subleased Premises, Sublessee shall reimburse Sublessor within ten (10) days following written demand for the full amount of all reasonable and actual out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Sublessor in attempting to enforce the Master Lease. If a conflict exists between provisions of this Sublease and provisions of the Master Lease that are specifically incorporated herein, then notwithstanding the foregoing, the provisions of this Sublease (vis-à-vis Sublessee and Lessor) shall prevail. For the avoidance of doubt, mere silence on an issue in this Sublease shall not constitute a conflict. If any act or omission by Sublessee hereunder shall constitute a default under the Master Lease, the time period for Sublessee to cure such default hereunder shall be deemed to be five (5) days prior to the time period to cure such default under the Master Lease. If either Sublessor or Sublessee receives any notice or demand from the Master Landlord under the Master Lease, the recipient shall promptly deliver a copy thereof to the other party hereto. All defined terms in this Sublease shall have the same meaning as in the Master Lease, except as otherwise noted herein. Sublessor shall not do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants, conditions, or provisions of the Master Lease or Declarations.
The following provisions of the Master Lease are hereby incorporated herein as if Sublessee were the “Tenant” thereunder and Sublessor were the “Landlord” thereunder: Section 2.7 (Accessibility); Section 3.4 (Late Charge, and Interest on Rent in Default); Section 3.5 (Payment of Rent); Section 4.1 (Permitted Use); Section 4.2 (General Limitations on Use); Section 4.3 (Noise and Emissions); Section 4.4 (Trash Disposal); Section 4.7 (Compliance with Laws and Restrictions); Section 4.8 (Compliance with Insurance Requirements); Section 4.9 (Landlord’s and Association’s Right to Enter); Section 4.10 (Use of Common Areas); Section 4.12 (Rules and Regulations); Article 5, other than Section 5.4 (Repairs, Maintenance, Services and Utilities); Article 6, other than Section 6.4 (Alterations and Improvements); Article 7 (Assignment and Subletting by Tenant); Article 8 (Limitation on Landlord’s Liability and Indemnity); Article 9 (Insurance); Article 10 (Damage to Leased Premises); Article 11 (Condemnation); Article 12 (Default and Remedies); Section 13.1 (Taxes on Tenant’s Property); Section 13.3 (Subordination to Mortgages); Section 13.4 (Tenant’s Attornment on Foreclosure); Section 13.5 (Mortgage Protection); Section 13.6 (Estoppel Certificate); Section 13.7 (Financial Statements), but only to the extent Sublessee’s financial statements are not publicly available; Section 13.8 (Transfer by Landlord); Section 13.9 (Force Majeure); Section 13.12 (Definitions); Section 13.13 (General Waivers); Section 13.14 (Miscellaneous); Section 13.15 (Patriot Act Compliance); Section 13.6 (Estoppel Certificate); Section 14.1 (Legal Authority); Section 14.3 (Entire Agreement) and Article 15 (Telephone Service).
4.RENT:
(a)Base Monthly Rent and Additional Rent (collectively, “Rent”) shall commence on the Commencement Date (defined below). Sublessee shall pay to Sublessor, without deduction or set off (except as permitted herein or in the Master Lease) Base Monthly Rent equal to the amounts set forth in Exhibit B. Additional Rent shall be payable as provided in Section 4(b) below. Rent for the Sublease Term is payable in monthly installments in advance on the 1st day of each month. If the Sublease Term commences on a day other than the first day of a calendar month, then Rent for such month shall be prorated for the period between the Commencement Date and the last day of the month in which the Commencement Date falls. Rent for any partial calendar month at the expiration of the Term shall also be prorated.
(b)Additional Rent; Adjustment. Sublessee agrees to pay its Proportionate Share (hereinafter defined) of all Property Operating Expenses payable by Sublessor under the Master Lease (collectively, “Additional Rent”). “Proportionate Share” means (i) 43.25% with respect to Property Operating Expenses relating to (x) the Common Areas benefiting or servicing the Subleased Premises (which are agreed to be limited to the driveways and parking areas of the Project), and (y) the maintenance, repair and/or replacement of the elevators in Building B, and (ii) 100% with respect to Property Operating Expenses relating solely to the Subleased Premises, in each case, subject to the limitations on Property Maintenance Costs set forth below, including as to capital expenses. Sublessee’s Proportionate Share of all Additional Rent shall be payable on the same terms as the “Additional Rent” under the Master Lease (except payable to Sublessor), including being subject to the annual reconciliation provided for in Paragraph 3.3 of the Master Lease. To the extent charges other than Property Operating Expenses are incurred by Sublessor under the Master Lease due to a breach by Sublessee of this Sublease, Sublessee will be responsible for the same and such charges shall also constitute Additional Rent hereunder.
Notwithstanding the foregoing or anything else contained herein or the Master Lease to the contrary, for purposes of calculating the Additional Rent payable by Sublessee:

(a) the calculation of the Real Property Taxes shall include taxes payable due to increases in tax rates and increases in the valuation of the Premises, except that any increases in Real Property Taxes that result from changes in ownership of the Property shall be excluded from the calculation of Real Property Taxes. For the purposes of this Section, “change in ownership” has the same definition as in California Revenue and Taxation Code Sections 60-62, or any amendment or successors to those sections; and

(c) Property Maintenance Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant; (2) the cost of any items for which Master Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions; (4) ground lease payments (if any); (5) costs of structural improvements and repairs to the Project (including, without limitation, the roof, structural walls and foundation) and items considered capital improvements under generally accepted accounting principles consistently applied, but the cost of capital repairs and replacements that are reasonably intended to result in overall costs savings may be amortized and such annual amortization may be included in Property Maintenance Costs; (6) costs incurred by Master Landlord due to the violation by Master Landlord or any tenant of the terms and conditions of any lease of space in the Project that would not have been incurred but for such violation; (7) Master Landlord’s general corporate overhead (as opposed to overhead expenses related to the Project); (8) bad debt expenses, or interest, principal, points and fees on debts or payments under any ground lease, mortgage or mortgages or any other debt instrument encumbering the Project (including the Real Property on which the Project is situated); (9) marketing costs, leasing commissions and attorneys’ fees in connection with the acquisition of the Property, the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with the acquisition of the Property, lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project; (10) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (11) any costs expressly excluded from Property Maintenance Costs elsewhere in this Sublease; (12) costs of any items (including, but not limited to, costs incurred by Master Landlord for the repair of damage to the Buildings) to the extent Master Landlord receives reimbursement from insurance proceeds or from a third party; (13) expenses in connection with services or other benefits which are not offered to Sublessee or for which Sublessee is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (14) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Project; (15) costs incurred in connection with the original construction of the Project, (16) costs incurred by Master Landlord in removing or remediating Hazardous Materials at the Property, and (17) reserves for future expenses to be incurred by Master Landlord more than one calendar year in advance. Additionally, to the extent Sublessor has control over Property Maintenance Costs, Sublessor acknowledges it will also be bound by the provisions of this Section 4(c).

Additionally, Sublessee shall have the right from time to time to audit or to have audited the Additional Rent paid by Sublessee hereunder. The parties acknowledge that Sublessor has no such audit right under the Master Lease, but Sublessor agrees to reasonably cooperate with Sublessee to cause Master Landlord to provide to Sublessee the supporting information used to calculate the applicable Additional Rent from time to time as required by Sublessee. If any such audit by Sublessee reveals that Sublessee has overpaid Additional Rent hereunder, Sublessor shall credit against Sublessee’s next accruing Rent obligations an amount equal to the excess (or shall deliver to Sublessee a refund of that excess amount, if the excess relates to the last year of the Term), regardless of whether Sublessor is entitled to a comparable credit or refund under the terms of the Master Lease.
5.TERM:
(a)Initial Term. The initial term of this Sublease shall begin on the Commencement Date (defined in paragraph (b) of this article) and end at 11:59 p.m. on June 30, 2024, unless sooner terminated as provided herein (the “Sublease Term”).
(b)Commencement Date. The Commencement Date shall be September 1, 2021.
(c)Holding Over. If Sublessee or any party claiming by, through or under Sublessee holds over in the Subleased Premises after expiration or termination of the Sublease Term (whether for all or a portion of the Subleased Premises), such holding over or possession shall, at the option of Sublessor, constitute a month to month tenancy, subject to all of the terms and provisions of this Sublease, and Sublessor may exercise any and all remedies available to it at law or in equity to recover possession of the Subleased Premises. Notwithstanding the foregoing, if Sublessee fails to vacate by the scheduled expiration date, Sublessor may recover damages, including, without limitation, all amounts payable by Sublessor as a result of any holding over, including, without limitation, consequential damages. For any period that Sublessee or any party claiming by, through or under Sublessee remains in the occupancy of the Subleased Premises after the expiration or termination of the Sublease Term, such occupancy shall at Sublessor’s option be construed as a tenancy-at-will at a Base Monthly Rent equal to 100% of the Rent and other sums payable for the month prior to expiration or termination of this Sublease. The foregoing shall not be construed as Sublessor’s consent for Sublessee to hold over and the acceptance by Sublessor of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

(d)Right to Extend. Subject to the terms of this Section, and provided Sublessee has not elected to terminate this Sublease pursuant to Section 41 hereof, Sublessee shall have one (1) option to extend the Term of this Sublease with respect to the entirety of the Subleased Premises, for an additional period of five (5) years from the expiration date of the Sublease Term (“Extension Period”).
(i) The option to extend shall be exercised, if at all, by notice of exercise given to Sublessor on or before the date which is twelve (12) months prior to the expiration of the initial Sublease Term.
(ii)Anything herein to the contrary notwithstanding, if Sublessee is in default (after the lapse of any applicable notice and cure period) under any of the terms, covenants or conditions of this Sublease, either at the time Sublessee exercises the extension option or the commencement date of the Extension Period, Sublessor shall have, in addition to all of Sublessor’s other rights and remedies provided in this Sublease, the right to terminate such option to extend upon notice to Sublessee.
(iii)If the extension option is exercised in a timely fashion, this Sublease shall be extended for the Extension Period upon all of the terms and conditions of this Sublease (except as provided below with respect to applicable lease concessions), provided that the Base Monthly Rent for the Extension Period shall be the “Fair Market Rent” for the Subleased Premises. For purposes hereof, “Fair Market Rent” shall mean the Base Monthly Rent determined pursuant to the process described below. At the end of the first 12-month period of the Extension Period, Base Monthly Rent shall be cumulatively increased to reflect 3% annual increases. Base Monthly Rent shall be so adjusted at the end of each subsequent 12-month period during the Extension Period. No leasing commissions shall be due or payable to any broker retained by Sublessee with regard to this Sublease for the Extension Period. For purposes hereof, “Fair Market Rent”, for the purposes of this Sublease, shall mean the annual amount per rentable square foot that a willing, comparable, new non-renewal non-equity sublessee would pay, and a willing, comparable sublessor of a comparable building within the El Segundo would accept, at arm’s length, giving appropriate consideration to the annual rental rate per rentable square foot, escalation (including type, base year and stop) and abatement provisions reflecting free rent and/or no rent during the period of construction, brokerage commissions, if any, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, and other generally applicable conditions of tenancy for a whole-building sublessee so that this Sublessee will obtain the same rent and other benefits that Sublessor would otherwise give to any comparable prospective sublessee. In order to provide “equivalent” economics, Sublessor shall have the choice of either providing the market concessions described above to Sublessee, or subtracting the value of the concessions from the Fair Market Rent on a straight-line basis.
(iv)Within thirty (30) days after receipt of Sublessee’s notice of exercise, Sublessor shall notify Sublessee in writing of Sublessor’s estimate of the Base Monthly Rent for the Extension Period, based on the provisions of this Section above. Within thirty (30) days after receipt of such notice from Sublessor, Sublessee shall have the right, by written notice to

Sublessor, to (i) accept Sublessor’s estimate of Base Monthly Rent as the Base Monthly Rent for the Extension Period; (ii) withdraw its notice of exercise if the parties cannot reach agreement on the Fair Market Rent (in which case, Sublessee shall have no further rights hereunder to extend the Term) or (iii) elect to arbitrate Sublessor’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Sublessee to accept Sublessor’s estimate of Base Monthly Rent or to elect to arbitrate Sublessor’s estimate of Fair Market Rent within such 30-day period shall constitute Sublessee’s election to withdraw its notice of exercise. If Sublessee elects arbitration, the parties shall use good faith efforts to conclude the arbitration within 90 days after the date of Sublessee’s election, subject to extension for an additional 30-day period if a third arbitrator is required. To the extent that arbitration has not been completed prior to the expiration of the initial Sublease Term, Sublessee shall pay Base Monthly Rent at the rate for the last year of the initial Sublease Term, subject to adjustment and reconciliation once Base Monthly Rent for the initial twelve (12) month period of the applicable Extension Period is ultimately determined by arbitration.
(v)     In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City and County of Los Angeles in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:
(a) If Sublessee elects arbitration Sublessor and Sublessee shall each notify the other party of the name and address of the person to act as the arbitrator on its behalf within fifteen (15) days thereafter. Each arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of similar industrial, research and development, and office space in the El Segundo area who would be reasonably expected to qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. If a party fails to notify the other party of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by the other party shall be the arbitrator to determine the issue.

(b) In the event that two arbitrators are chosen pursuant to this Section, the arbitrators so chosen shall, within fifteen (15) days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such 15-day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to the foregoing. In the event they are unable to agree upon such appointment within seven days after expiration of such 15-day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the California Superior Court having jurisdiction over the County of Los Angeles, acting in his private and not in his official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

(c) Where an issue cannot be resolved by agreement between the two arbitrators selected by Sublessor and Sublessee or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within 15 days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(d) In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within fifteen (15) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Sublessor, and the arbitrator appointed by Sublessee concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall equally share the fee and expenses of the third arbitrator, if any. The attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

(e) The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Sublease.

6.SECURITY DEPOSIT: None.
7.USE OF PREMISES:
(a)General. Sublessee shall use and occupy the Subleased Premises only for such purposes as are permitted pursuant to the Master Lease and for no other purpose or purposes whatsoever. Without limiting the foregoing requirement, the parties agree that the Subleased Premises are subleased to Sublessee for the purpose of general office and administrative uses and for such other lawful purposes as may be incidental thereto.
(b)Hours of Operations. Twenty-four hours per day, seven days per week.

8.CONDITION OF SUBLEASED PREMISES:
(a)As-Is Delivery. Sublessor has afforded Sublessee the opportunity for full and complete examination and inspection of the Subleased Premises prior to executing this Sublease. Sublessee is in possession of the Subleased Premises and is accepting the Subleased Premises in “as-is, where located” condition. Except as provided in Section 8(b) below, Sublessor shall have no obligation whatsoever to furnish, render, or supply any money, work, labor, fixture, material, decoration, or equipment in order to prepare the Subleased Premises for Sublessee’s occupancy,
(b)Turn-Over Plan. Within thirty (30) days of the occurrence of the Commencement Date (except as otherwise noted below), Sublessor shall perform, or cause to be performed, the following activities in anticipation of the commencement of the Sublease:
(i)Remove all identification of Sublessor or Master Landlord from the interior of the Subleased Premises;
(ii)If Sublessor elects to provide a directory sign in Building B, provide an identification sign on such lobby directory for Sublessee (as reasonably approved by Sublessor and Sublessee);
(iii)Cause the access control system for the Project to be adjusted so that only employees of Sublessee have access to the Subleased Premises (other than as provided for in Sections 39 and 40 below);
(iv)On or before the later to occur of February 1st or the date upon which Sublessor’s system no longer supports Yardi, establish a locked cabinet within the server room located within the Subleased Premises which cabinet shall only allow Sublessee’s authorized IT (hereinafter defined) service personnel access.
9.PUBLIC REQUIREMENTS:
(a)Sublessor Warranties and Representations. Sublessor warrants that, except for conditions resulting from Sublessee’s activities on the Subleased Premises, on the Commencement Date the (i) Subleased Premises shall be in compliance with, and operated in accordance with, all laws, ordinances, governmental orders and regulations and other public requirements now and hereafter (including, but not limited to all environmental laws, ordinances, rules, regulations and codes) affecting the Subleased Premises or the use thereof, including but not limited to all recorded covenants and restrictions, if any, in all material respects; and (ii) the Premises’ systems (including, but not limited to, the heating, air conditioning and ventilation system) shall be in proper working order and condition and shall be sufficient for the operation of Sublessee’s business in the Subleased Premises on the Commencement Date.
(b)Sublessee Covenants. Sublessee shall do or cause to be done all things necessary to preserve and keep in full force and effect permits required for the conduct of its business and operations from the time of commencement of this Sublease until its expiration or termination.
10.ASSIGNING AND SUBLEASING:
(a)Sublessee Transfer. Article 7 of the Master Lease is incorporated herein. Other than pursuant to the terms of this Section 10, Sublessee shall not sublet the Subleased Premises or any part thereof and Sublessee shall not assign, transfer, pledge, mortgage or otherwise encumber this Sublease, or any portion of the term thereof, without the prior written consent in each instance of Sublessor, which may not be unreasonably withheld. Any attempted assignment or sublease by Sublessor in violation of this Section 10 shall be void. Master Landlord approval is required for any assignment or transfer or subletting (other than a Permitted Transfer, as defined below) pursuant to the Master Lease, and no such assignment or transfer or subletting shall be made until Master Landlord approval is obtained. Sublessor shall promptly transmit Sublessee’s written request for approval to Master Landlord upon request by Sublessee.
(b)Permitted Transfer. Notwithstanding anything contained herein to the contrary, Sublessee may, without Master Landlord or Sublessor’s consent do any of the following (each, a “Permitted Transfer”): (i) assign this Sublease or sub-sublease the Subleased Premises or any portion thereof to any subsidiary, parent or affiliate (meaning a person or entity controlling, controlled by or under common control with Sublessee, as determined on the basis of controlling voting power, or the power, by contract or otherwise, to direct the management and policies of such person or entity) of Sublessee, (ii) assign this Sublease or sub-sublease the Subleased Premises or any portion thereof to any person in connection with a spinoff, split off or other similar transaction resulting in the distribution or transfer to shareholders of Griffin Realty Trust, Inc. of assets of Griffin Realty Trust, Inc. (a “Special Transaction”), (iii) in the event of the assignment of this Sublease in connection with a Special Transaction, sub-sublease the Subleased Premises or any portion thereof to Griffin Realty Trust, Inc. or any subsidiary of Griffin Realty Trust, Inc., or (iv) assign this Sublease in connection with or as a result of a merger, consolidation or sale of all or substantially all of Sublessee’s assets (the assignee pursuant to any of clauses (i), (ii) or (iv), each a “Permitted Transferee”), provided that, (a) the use of the Subleased Premises is permitted by the terms of this Sublease, (b) the proposed use and occupancy of the Subleased Premises following the consummation of such Permitted Transfer shall otherwise fully comply with the terms of this Sublease and the Master Lease, (c) Sublessee shall provide notice to Master Landlord and Sublessor of such assignment or sub-sublease within thirty (30) days following such assignment or sublease, and (d) the resulting (or remaining, in the case of a sub-sublease) Sublessee hereunder following the consummation of each Permitted Transfer (whether by operation of law or otherwise) shall be the party primarily liable for all of the terms, conditions and obligations set forth in this Sublease and shall have a tangible net worth of not less than Fifty Million Dollars ($50,000,000) at the time of the consummation of such Permitted Transfer.
While neither Master Landlord nor Sublessor’s consent shall be required in connection with a Permitted Transfer so long as the criteria set forth above has been complied with, Sublessor shall have the right, exercisable within ten (10) days of Sublessor’s receipt of notice of the assignment, time being of the essence, to elect to terminate this Sublease on the date that is twelve (12) months from Sublessor’s receipt of notice of the proposed assignment. If Sublessor timely exercises such termination right, this Sublease shall terminate on the last day of the twelfth (12th) full calendar month after Sublessor’s receipt of notice of the proposed assignment, and neither party shall have any further obligation to the other except as may have accrued under this Sublease prior to the effective date of termination.

(c)Sublessor Transfer. If during the term of this Sublease, Sublessor (directly or indirectly, including by operation of law) sells or transfers its leasehold interest in the Subleased Premises or assigns its interest in this Sublease to a third party (unless the applicable transaction giving rise to such sale or transfer was first presented to Sublessee under the right of first offer provided for in Section 42 below and the Joinder attached hereto (and subject in each instance to the exceptions set forth therein) and Sublessee elected to not exercise its right of first offer in connection therewith), Sublessee shall the right, exercisable within ten (10) days of Sublessee’s receipt of notice of the sell, transfer or assignment, time being of the essence, to elect to terminate this Sublease on the date that is twelve (12) months from Sublessee’s receipt of notice of the proposed sale, transfer or assignment. If Sublessee timely exercises such termination right, this Sublease shall terminate on the last day of the twelfth (12th) full calendar month after Sublessee’s receipt of notice of the proposed sale, transfer or assignment, and neither party shall have any further obligation to the other except as may have accrued under this Sublease prior to the effective date of termination.
11.INSURANCE; WAIVER OF SUBROGATION:
(a)Insurance. Sublessee shall maintain, at its sole cost and expense, throughout the Sublease Term, the insurance coverages required of the “Tenant” under Article 9 of the Master Lease. Sublessee shall include both Sublessor and the Master Landlord as additional insureds on those insurance coverages where the Master Lease requires Sublessor to name Master Landlord as an additional insured. Sublessee shall provide the Sublessor with all certificates of insurance required under the Master Lease upon request, and Sublessor shall provide evidence of insurance to be maintained by Master Landlord under the Master Lease or by the Association pursuant to the Declarations.
(b)Waiver of Subrogation. Notwithstanding anything contained in this Sublease to the contrary, Sublessor and Sublessee hereby release each and each other’s employees, agents, customers and invitees from liability for any loss, damage or destruction of real or personal property occurring in, on or about the Subleased Premises, the Building or the Project by reason of fire or other casualty to the extent compensation for such loss is received by the owner of such property from insurance or would have been insured against if the damaged party had maintained insurance required by this Sublease, even if such loss, damage or destruction is caused by the negligence of a person hereby released. Each party shall cause its respective insurance carrier to permit the waiver of subrogation as set forth herein. Sublessee shall also require the insurer to waive any right of subrogation against Master Landlord.
12.INTENTIONALLY OMITTED.
13.MAINTENANCE: With regard to the Subleased Premises, Sublessee agrees to comply with the general “Repair and Maintenance” obligations of Sublessor, as set forth in Article 5 of the Master Lease, provided that if Sublessor performs any obligations thereunder (after giving Sublessee prior notice of its intent to perform such obligation and a reasonable opportunity for Sublessee to perform such obligation) all reasonable and out-of-pocket costs and expenses for the same shall be included in Rent. Upon Sublessee’s request, Sublessor shall cause the Master Landlord or the Grand-Kansas El Segundo Master Association, as applicable, to maintain the keycard access system and shall coordinate the reprogramming of any access cards as requested by Sublessee; however, nothing contained herein shall be deemed to impose any liability on Sublessor for the security for the Subleased Premises.
14.ALTERATIONS AND ADDITIONS:
(a)Sublessee Alterations. To the extent permitted by the Master Lease, Sublessee may make interior, non-structural alterations and improvements to the Subleased Premises with Sublessor and Master Landlord’s prior consent (and as to Sublessor, such consent shall not be unreasonably withheld and Sublessor shall promptly transmit Sublessee’s written request for approval to Master Landlord upon request by Sublessee); provided, however, no such consent shall be required if the applicable alteration or improvement would not require Master Landlord’s consent under the Master Lease. Sublessee shall otherwise comply with Article 6 of the Master Lease in the performance of any alterations or improvements to the Subleased Premises.
(b)Sublessee’s Personal Property. Sublessee shall have the right to install such machinery, equipment, and business and trade fixtures as it deems necessary in the Subleased Premises, and such items shall remain the property of Sublessee and shall be removed at the termination of this Sublease, the Sublessee repairing any damage occasioned by removal. If

Sublessee shall obtain written consent of Sublessor to leave any machinery or like equipment in the Subleased Premises, then the full title to such machinery and equipment shall thereupon pass to Sublessor. Any personal property located in Common Areas and owned by Sublessor shall remain the property of Sublessor, subject to reasonable rights of usage in accordance with Sublessee’s normal operations.
(c)Restoration. Prior to the expiration of the Sublease Term, and provided Sublessor or Master Lessor required removal as a condition of approval, Sublessee shall remove any improvements that it made to the Subleased Premises and shall restore the Subleased Premises to its condition at the start of Sublessee’s occupancy. Sublessor may waive all or part of such restoration in writing, but any such waiver shall not lessen Sublessor’s obligations to restore the Premises under the Master Lease.
15.ACCESS COOPERATION: Sublessee and Sublessor shall cooperate with each other in good faith to allow both parties to access dedicated areas of the Subleased Premises as necessary for either party to exercise a right or fulfill an obligation under this Sublease.
16.RIGHT, TITLE AND INTEREST IN GOODS: Sublessor shall have no right, title, or interest in the personal property of Sublessee stored in the Subleased Premises (other than the Personal Property) and shall, at any time as Sublessee may request, execute and deliver, or assist in executing and delivering, any statement which shows or indicates that Sublessor has no right, title or interest in said Sublessee personal property.
17.SIGNS AND ADVERTISEMENTS: Sublessee may install reasonable office signage in the Subleased Premises without Sublessor’s prior written approval. No revenue producing signs shall be placed on the Subleased Premises. Subject to Sublessor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Sublessee shall have the right, at its sole cost and expense (and in accordance with all applicable legal requirements), to replace (or redesign) the current monument signage for the Building and to erect exterior signage on the Building, so long as the same does not overload any Building or any portion of the Project. No other signage shall be permitted without Sublessor’s consent. Sublessee shall remove all signs at the termination of this Sublease and shall repair any damage to the Building or Subleased Premises caused by such signs at its sole cost and expense; this obligation shall survive the termination or expiration of the Sublease.
18.INDEMNIFICATION: Sublessee hereby releases and indemnifies Sublessor to the extent such release and indemnification is provided for in Article 8 of the Master Lease for the benefit of Master Landlord.
Sublessor shall defend with competent counsel satisfactory to Sublessee (provided any counsel appointed by any insurance carrier shall automatically be deemed approved by Sublessee) any claims made or legal actions filed or threatened against Sublessee and its partners, principals, members, managers, directors, officers, agents, employees, lenders, attorneys, contractors, invitees, consultants, predecessors, successors and assigns (collectively, the “Sublessee Indemnitees”) to the extent proximately caused by Sublessor’s violation of any Law, or to the extent proximately caused by the negligence or willful misconduct of Sublessor or its employees, agents, contractors or invitees in or about the Subleased Premises, the Building, the Property or the Common Areas, and Sublessor shall indemnify and hold the Sublessee Indemnitees harmless from any loss liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent proximately caused by the negligence or willful misconduct of Sublessee, its employees, agents or contractors. This indemnity agreement shall survive the expiration or sooner termination of this Sublease.

19.DAMAGE BY CASUALTY/EMINENT DOMAIN: Articles 10 and 11 of the Master Lease are incorporated herein. In the event of damage or destruction to the Subleased Premises or other portion of the Building by fire or other casualty, or in the case of a taking, this Sublease shall not terminate unless the Master Lease provides a termination right to Sublessor, in which event Sublessee shall be entitled to exercise a termination right in the same instances where Sublessor would be entitled to terminate, in accordance with the provisions of the Master Lease. The rental obligation of Sublessee shall abate or be prorated if Sublessor’s rental and/or additional rental obligations with respect to the Subleased Premises is abated pursuant to the terms of the Master Lease or by the Association, as applicable. It is understood and agreed that any repair or restoration required under the terms of the Master Lease shall be performed by Master Landlord to the extent Master Landlord is required to do so under the Master Lease, or by the Association, and that Sublessor shall have no obligations with respect thereto, other than the obligation to use commercially reasonable efforts to cause Master Landlord or the Association to timely and fully perform their respective obligations relating thereto. If any repair or restoration required under the terms of the Master Lease is not timely performed by Master Landlord within the periods required under the Master Lease, Sublessee shall have the right to terminate this Sublease. Sublessee acknowledges and agrees that any restoration obligation is subject in all events to the rights of any lender holding a deed of trust on the Subleased Premises and the terms and conditions set forth in the Declarations.
20.DEFAULT: The Parties acknowledge that the provisions of Article 12 of the Master Lease are incorporated herein. The rights and remedies of Sublessor and Sublessee hereunder shall be the same as the respective rights and remedies of Master Landlord and Sublessor under the Master Lease, including, without limitation, that the provisions for defaults by Sublessee and Sublessor and the provisions for remedies therefor shall be as provided in Article 12 of the Master Lease.
21.RESERVED.
22.MECHANIC’S LIENS: Sublessee will not permit any mechanic’s liens, or other liens, to be placed upon the Premises or any building or improvement thereon during the term hereof as a result of Sublessee’s actions, and in case of the filing of any such lien, Sublessee will promptly pay same; provided, however, that Sublessee shall have the right to contest the validity or amount of any such lien upon posting security with Sublessor which in Sublessor’s reasonable judgment is adequate to pay and discharge any such lien in full if held valid. Sublessee shall have sixty (60) days after filing to pay the lien or post security as provided. If default in payment thereof shall continue for thirty (30) days after notice thereof from Sublessor to Sublessee, (unless Sublessee shall have posted security as aforesaid), Sublessor shall have the right and privilege at Sublessor’s option of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be immediately due by Sublessee to Sublessor and shall be paid promptly upon presentation of bill therefor. Sublessor covenants that it will not permit any mechanic’s liens to be placed on the Subleased Premises, and that, should such lien be recorded against the Subleased Premises, Sublessor will ensure its removal not later than thirty (30) days after written demand therefor is made upon Sublessor by Sublessee.
23.ESTOPPEL CERTIFICATES: Section 13.6 of the Master Lease is incorporated herein. Sublessor and Sublessee will, upon fifteen (15) days’ written notice at the request of the other party, execute, acknowledge and deliver, a certificate, which states that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that this Sublease is in full force and effect as modified, and setting forth such modifications), whether Sublessee has deposited with Sublessor any security deposit and the amount of such deposit, if any, as well as the dates to which Base Monthly Rent, Additional Rent and other sums payable hereunder have been paid and either stating that to the knowledge of Sublessee or Sublessor, as the case may be, that to such party’s best knowledge, no default exists hereunder or specifying each such default of which Sublessee or Sublessor has knowledge and whether or not Sublessee is still occupying and operating the Subleased Premises.
24.INAPPLICABLE MASTER LEASE CLAUSES. Sublessor and Sublessee acknowledge that any provision of the Master Lease not specifically incorporated herein shall not be appliable to Sublessee.
25.ENVIRONMENTAL COVENANTS AND WARRANTIES: Sublessee, at Sublessee’s expense, shall comply with all federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Subleased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Subleased Premises (“Environmental Laws”), except that Sublessee shall not be liable to make changes or improvements to the Subleased Premises not specifically necessitated by the nature or form of its business or operations, except to the extent that Sublessee may be contesting such enforcement action in good faith for the period of contest. Notwithstanding anything herein to the contrary, in no event shall Sublessee be liable for compliance with any Environmental Laws with respect to hazardous materials that (i) were located on, under or about the Premises prior to the Effective Date, or (ii) are brought on, under or about the Premises by any party other than Sublessee, its agents, employees, contractors, subcontractors, or invitees.
26.ENVIRONMENTAL INDEMNIFICATION:
(a)Sublessee shall indemnify, defend and hold Sublessor harmless from any and all claims to the extent that such claims are caused by contamination by hazardous material attributable to Sublessee’s use or activities, or of Sublessee’s employees, agents, contractors, subcontractors or invitees. This indemnification of Sublessor by Sublessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local government agency or political subdivision because of hazardous material present in the soil or groundwater on or under the Subleased Premises as a result of Sublessee’s use or activities, or Sublessee’s employees, agents, contractors, subcontractors, or invitees, or which would have with reasonable care exerted by Sublessee not have occurred. Without limiting the foregoing, if the presence of any hazardous material on the Subleased Premises caused or permitted by Sublessee or the foregoing parties, results in any contamination of the Subleased Premises, Sublessee shall promptly take all actions at its sole expense as are necessary to return the Subleased Premises to the condition existing prior to the release by Sublessee or the foregoing parties of any such hazardous material on the Subleased Premises, provided that Sublessor’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Subleased Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Sublease.
(b)Sublessor shall indemnify, defend and hold Sublessee harmless from any and all claims to the extent that such claims are caused by contamination of the Subleased Premises by hazardous material attributable to Sublessor’s use or activities, or of Sublessor’s employees, agents, contractors, subcontractors or invitees. This indemnification of Sublessee by Sublessor includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local government agency or political subdivision because of hazardous material present in the soil or groundwater on or under the Subleased Premises as a result of Sublessor’s use or activities, or Sublessor’s agents or contractors, or which would have with reasonable care exerted by Sublessor not have occurred. Without limiting the foregoing, if the presence of any hazardous material on the Subleased Premises caused or permitted by Sublessor or the foregoing parties results in any contamination of the Subleased Premises, Sublessor shall promptly take all actions at its sole expense as are necessary to return the Subleased Premises to the condition existing prior to the release by Sublessor or its agents or employees of any such hazardous material on the Subleased Premises, provided that Sublessee’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Subleased Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Sublease.
(c)Each party shall promptly provide the other with copies of all citations, directives, summonses, information orders, notices of potential responsibility, notices of violation or deficiencies, orders or decrees, claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions, and any other communications and/or documents from any federal, state or local governmental agency or any third party pertaining to the presence of hazardous materials on the Premises, and/or such party’s compliance with applicable Environmental Laws.
(d)As used herein, the term “hazardous material” means any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) or hazardous wastes (40 CFR Part 261), petroleum products, asbestos, polychlorinated biphenyls (PCBs), or such other substances, materials, and wastes that are or become regulated under any applicable state or local environmental law.
(e)Notwithstanding anything in this Sublease to the contrary, Sublessee shall not be liable for any claim, or any costs or expenses caused by any condition, in each case relating to hazardous materials, unless such condition directly results from Sublessee’s use of, or activities on, the Premises, or the use of, or activities of Sublessee’s agents, customers, employees, contractors or subcontractors on, the Premises. Nor shall Sublessee be responsible for any claim, costs or expenses relating to hazardous materials that (i) were located on, under or about the Premises prior to the Effective Date, or (ii) are brought on, under or about the Premises by any party other than Sublessee.
27.PERFORMANCE OF INVESTIGATIVE OR REMEDIAL ACTION. The performance of investigative and/or remedial activity at or near the Subleased Premises by any party other than Sublessee shall be conducted in such a manner as not to cause unreasonable interference with Sublessee’s activity on the Subleased Premises. Should unreasonable interference occur, then appropriate adjustment to the Rent shall be made or, if such interference is so severe as to deprive the Sublessee of use of a significant portion of the Subleased Premises, then this Sublease shall terminate after reasonable notice and opportunity to cure. Sublessor shall use its best efforts to provide Sublessee with notification at least seven (7) days prior to the performance of any investigation and/or remedial activities at the Subleased Premises. Sublessor shall also provide Sublessee with copies of any and all communications and/or documents, which Sublessor receives from any federal, state or local governmental agency or any third party and pertaining to environmental conditions at the Subleased Premises.
28.AMENDMENT TO CONFORM. This Sublease shall be amended to conform to any reasonable requests of Sublessor’s or Sublessee’s lender or lenders so long as such amendment or amendments do not adversely affect Sublessee’s or Sublessor’s rights pursuant hereto or increase Sublessee’s or Sublessor’s duties with respect hereto.
29.WAIVER: A waiver by Sublessor or Sublessee of any default or breach hereunder shall not be construed to be a continuing waiver of such default or breach, nor as a waiver or permission, expressed or implied, of any other or subsequent default or breach. All waivers must be in writing and no course of conduct shall establish a custom or confer any rights upon Sublessee or Sublessor.
30.NOTICES: Unless otherwise designated by like notice in writing by either party to the other, notices required herein shall be sent by (a) registered or certified mail, postage prepaid (return receipt requested), (b) by express overnight delivery (with receipt required for delivery), or (c) electronic transmittal by e-mail (so long as any notice delivered by email is followed by delivery of a hard copy of the notice in the method required by subsection (b) above), as follows:
To Sublessor:
Griffin Capital Company, LLC
266 Kansas Street
El Segundo, California 90245
Attn: Joseph E. Miller
Email:

With a copy to:

Mary Higgins
Griffin Capital Company, LLC
790 Estate Drive, Suite 180
Deerfield, IL 60015
Email: mhiggins@griffincapital.com

To Sublessee:
Griffin Realty Trust, Inc.
1520 East Grand Avenue
El Segundo, CA 90245
Attn: Javier Bitar
Email: jbitar@grtreit.com

With a copy to:

Griffin Realty Trust, Inc.
150 N. Riverside Plaza, Suite 1950
Chicago, IL 60606
Attn: Nina Sitzer
Email: nsitzer@grtreit.com
Notices so mailed or delivered shall be deemed duly given upon the receipt or refusal thereof, as applicable, addressed as above indicated. Either party may designate alternate or additional notice addresses by delivery of notification in accordance with the terms of this Section.
31.SUCCESSORS: All of the terms, covenants and conditions of this Sublease shall apply and inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise provided herein.
32.QUIET POSSESSION: Sublessor covenants with Sublessee that Sublessee, on paying the rent herein required to be paid and performing the covenants herein contained, shall and may peaceably and quietly have, hold and enjoy the Subleased Premises during the term of this Sublease.

33.ATTORNEY’S FEES: If any action at law or in equity shall be brought to enforce any of the covenants, terms or conditions of this Sublease, the prevailing party shall be entitled to recover from the other party, as part of the prevailing party’s costs, reasonable attorney’s fees, the amount of which shall be fixed by the court, and shall be made a part of any judgment or decree rendered.
34.BROKERS: The parties hereby represent and warrant that no real estate brokers were involved in the negotiation and execution of this Sublease, and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Sublease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto
35.SUBLEASE CONSTITUTES ENTIRE CONTRACT: Each party to this Sublease acknowledges that this Sublease (including the provisions of the Master Lease specifically incorporated herein) constitutes all of the agreements between the parties hereto, and that no representations, warranties, or other covenants are included except as set forth herein, and this Sublease shall not be recordable.
36.CONFIDENTIALTY PROVISION:
(a)Except to the extent permitted herein below, each party shall keep confidential and not use all information in any form whatsoever disclosed or otherwise accessible to such party in any manner by or on behalf of the other party which information is clearly identified or termed as “Confidential”. Each party acknowledges that all financial information regarding the other party and the other party’s parent, subsidiaries and affiliates provided in whatever form to such party shall be deemed Confidential and shall not be disclosed to third parties or otherwise used, except to the extent permitted herein below. Each party acknowledges that, except as may be necessary for designing, constructing and contracting with subcontractors, neither party shall disclose any internal operations of the other party made known to such party.
(b)The obligations of this Section shall apply to each party’s affiliates, and each of their respective officers, employees, brokers, agents, contractors and professional service providers (“Representatives”) and each party shall be liable for any breach of this Section caused by any such Representatives; provided, however, that the provisions of this Section shall not include third party independent contractors or cleaning and janitorial contractors. Confidential information may include, without limitation, financial information, information about products, processes, business plans, customer and supplier lists, reports, analyses, compilations, data, forecasts, studies and other materials which contain or otherwise reflect or are generated or derived from such information (collectively, “Confidential Information”).
(c)Sublessor and Sublessee agree that Confidential Information shall not include any information which (i) is in the public domain prior to receipt by Sublessor from Sublessee or by Sublessee from Sublessor, as the case may be, (ii) is disclosed without restriction by a third party having a bona fide right to disclose the same, (iii) is required to be disclosed in the case of litigation between the parties; or (iv) is independently developed by a party without use of any Confidential Information of the other party.
(d)Each party agrees that all Confidential Information supplied to it hereunder and identified as or deemed Confidential shall be maintained in confidence and that it will not further disclose (except to the extent permitted herein below), nor shall it otherwise use, any such Confidential Information, without the prior written consent of the other party. If identified as Confidential by the disclosing party, any copies of Confidential Information made by the other party shall bear a legend indicating that the information contained herein is Confidential Information.
(e)Each party shall use the same degree of care that it uses to protect its own confidential information, and shall take all reasonable steps, to preserve the Confidential Information of the other party in confidence and prevent disclosure thereof to and use thereof by third parties, provided that either party may disclose Confidential Information in relation to this Sublease or the Subleased Premises to (i) its officers and employees, agents, attorneys, auditors and consultants reasonably requiring access, (ii) actual or prospective lenders, purchasers, investors or shareholders, (iii) any entity or agency required by law, or (iv) any entity or agency which is reasonably necessary to protect its interest in any action, suit or proceeding brought by or against it and relating to this Sublease. If either party is requested to disclose any of Sublessee’s Confidential Information pursuant to (iii) or (iv) immediately hereinabove, it will not disclose the Confidential Information without first giving the other party written notice of the request and sufficient opportunity to contest such demand, request or order. On written demand of the party who initially disclosed the Confidential Information, that other party shall promptly return all Confidential Information which is in a form capable of being returned, or destroy such Confidential Information (and in the case of destruction, an officer of such party shall certify as to the same to the best of its knowledge).
(f)Each party recognizes and acknowledges the confidential and proprietary nature of any Confidential Information disclosed by the other party and acknowledges the irreparable damage that could result if it is disclosed to a third party, or used for unauthorized purposes, without the other party’s prior written consent. Accordingly, in the event of breach or threatened breach of this Article, notwithstanding anything in this Sublease to the contrary, the parties shall be entitled to seek injunctive relief and/or other appropriate equitable relief without a requirement to post bond. Confidential Information remains the property of the party disclosing the same and the parties acknowledge that nothing in this Article shall be deemed to grant to the other a license directly or by implication, estoppel, or otherwise related to any Confidential Information disclosed pursuant to this Article.
(g)For the avoidance of doubt, Sublessor acknowledges that Sublessee has certain public disclosure requirements with respect to the terms of this Sublease, and that nothing in this Section 36 shall be deemed to restrict Sublessor from satisfying such disclosure obligations as it determines in its sole discretion to be necessary or advisable.
37.MASTER LANDLORD’S CONSENT: Notwithstanding anything to the contrary contained in this Sublease, this Sublease, and the obligations of the parties hereunder, shall not be deemed to be effective unless and until Master Landlord has provided its consent to this Sublease. Sublessor and Sublessee shall complete and execute the Master Landlord Consent form set forth as Exhibit D, and Sublessor shall then submit the form to Master Landlord.
38.CONSENTS AND APPROVALS: In any instance in which Sublessor’s consent or approval is required under this Sublease, Sublessor shall not unreasonably withhold, delay or condition its consent or approval provided that Sublessor’s refusal to make or deliver such consent or approval shall be deemed reasonable if, inter alia, such consent or approval is not granted by Master Landlord under the Master Lease (or as applicable, the Association), after request therefor by Sublessor, or if the giving of such consent would subject Sublessor to additional liabilities, costs or expenses or violate the terms of any loan secured by the Project.
39.BOARD MEMBER RETAINED SPACE: The parties acknowledge that Kevin A. Shields (“Shields”) is currently the Executive Chairman of Griffin Realty Trust, Inc. (“GRT”) and serves on the board of GRT and will continue, along with two (2) assistants, to occupy a portion of the Subleased Premises for the duration of time he serves as a board member of

Sublessee pursuant to this Section 39. The current office space occupied by Shields and said assistants, together with two (2) aisleways and the conference area located closest to his existing office, is collectively referred to herein as the “Retained Premises” and as depicted on Exhibit A attached hereto, and is stipulated to consist of 1,277 square feet. So long as Shields is a board member and the Executive Chairman of Sublessee, the Retained Premises will be provided to Shields and his assistants without charge. If Shields is not the Executive Chairman of Sublessee but is a board member of Sublessee (or any successor to Sublessee), with compensation comparable to the other board members of Sublessee, Shields will pay Rent for the Retained Premises so long as Shields occupies the Retained Premises, or at Sublessee’s option, Sublessee shall receive a credit against the Base Monthly Rent payable equivalent to the rent otherwise payable by Shields. If Shields is not either the Executive Chairman or a board member of Sublessee (or any successor thereto), then Sublessor shall cause Shields and his assistants to vacate the Retained Premises within sixty (60) days of the effective date of such occurrence and all access to the personnel noted in Section 40 below shall also be terminated as of such date. Sublessor shall cause the Retained Premises to be surrendered to Sublessee broom clean and in substantially the same condition existing as of the Effective Date, ordinary wear and tear and casualty damage excepted.
Sublessor acknowledges and agrees that the use of and access to the Subleased Premises by Shields, the two (2) assistants and those individuals identified in Section 40 below (individually and collectively, the “GCC Personnel”) shall be strictly limited to the Retained Premises without the prior approval of Sublessee, which approval may be delivered via email and conditioned, among other things, on the GCC Personnel agreeing to be escorted within the Subleased Premises. Without limiting the generality of the foregoing, Sublessor acknowledge and agrees that it will advise the GCC Personnel and prevent them from accessing or participating in any information technology (“IT”) infrastructure that Sublessee may install or maintain within the Subleased Premises, including any Wi-Fi network, it being understood and agreed that Sublessee maintains material and information that under both its own internal policies and the rules and regulations governing Sublessee, must be maintained in strict confidence. In furtherance of the same, Sublessee shall have the right to implement, from time to time, additional reasonable rules and regulations with respect to the use of the Retained Premises by the GCC Personnel to ensure the continuing confidentiality of the non-public materials and information that is stored physically or digitally within the Subleased Premises or its IT infrastructure, and Sublessor agrees to abide by, and to cause the GCC Personnel to abide by, those rules and regulations and to executed updated non-disclosure agreements as needed. Additionally, in connection with their used of the Retained Premises, the GCC Personnel shall be required to comply with all rules and regulations that Sublessee may promulgated from time to time as to the health and safety of its own employees at, and visitors to, the Subleased Premises, including, without limitation, any rule or regulation related to mandatory vaccinations or required face coverings. Notwithstanding the foregoing or anything contained in this Sublease to the contrary, Sublessor and Sublessee acknowledge that (a) the server room within the Subleased Premises contains (i) the server that currently jointly serves Sublessor and Sublessee (and upon installation of a dedicated server for Sublessee under the provisions of Section 8(b)(v) will contain separate locked server cabinets dedicated to both Sublessor and Sublessee, with access to such server cabinets restricted to the respective authorized IT service teams for Sublessor and Sublessee); (ii) the audio visual equipment and controls, which does not contain confidential information; and (b) the main point of entry room is technically within the Subleased Premises but with exterior access only, each of which areas may be accessed at any time on a twenty four (24) hour basis by the authorized IT service teams or in the case of (b), phone companies providing service to either Sublessor or Sublessee.

40.CONTINUING KEYCARD ACCESS: Subject to entering into a mutually agreeable nondisclosure agreement (a form of which non-disclosure agreement is attached hereto as Exhibit F), and subject to Section 39 above, the following officers of Griffin Capital Company,

LLC (or its affiliates or subsidiaries) shall be given by Sublessee keycard access to the Retained Premises via the door of Building A which opens directly to the bridge between the Subleased Premises and Building B: Eric Kaplan, Joseph Miller, Randy Anderson, Spencer Propper, Mary Higgins, Alex Moratorio, Mark Goldberg and David Rupert, until such time as Kevin Shields no longer has the right to occupy the Retained Premises pursuant to Section 39 above. In addition, the parties respective IT teams needing access to the server room shall also be permitted to maintain key cards, which access shall not be contingent upon Kevin Shields having the right to occupy the Retained Premises.

41.RIGHT TO TERMINATE SUBLEASE: Sublessee has the ongoing right to terminate this Sublease at any time during the initial term of this Sublease. This right to terminate must be exercised, if at all, by delivering twelve (12) full calendar months prior written notice to Sublessor. If Sublessee timely exercises such termination right, this Sublease shall terminate on the last day of the twelfth (12th) full calendar month after Sublessor’s receipt of Sublessee’s notice, and neither party shall have any further obligation to the other except as may have accrued under this Sublease prior to the effective date of termination. For the avoidance of doubt, it is expressly understood and agreed that this right is not applicable to the Extension Period.

42.RIGHT OF FIRST OFFER: Master Landlord has executed the Joinder attached hereto for purposes of subjecting the Property to a right of first offer in favor of Sublessee. If the right of first offer is timely exercised by Sublessee pursuant to the terms of the Joinder, then the Master Lease shall terminate upon transfer of title to Sublessee pursuant to the terms of the Joinder, provided, however, that if Sublessee takes title in an entity which is an affiliate or subsidiary of Sublessee, a Guarantor or any affiliate of a Guarantor of the obligations under this Sublease, then Sublessee may elect to have this Sublease continue in full force and effect as a direct lease between such party following transfer of title, provided that this Section and the Joinder shall thereafter terminate and be of no force and effect.

43.PROPERTY MANAGER: Sublessee shall have the right to consent to the property manager for the Project. Sublessee hereby consents to the appointment of Griffin Capital Company, LLC as the initial property manager. In no event may the total property management fee for the Project included in the calculation of Additional Rent hereunder on an annual basis, inclusive, of all associated employee salaries, benefits, overhead, etc., exceed one and one-half percent (1.5%) of the gross revenues for the Project during such period, regardless of whether Griffin Capital Company, LLC or any other party is engaged as the property manager for the Project. Sublessee shall be entitled to either directly contract for day porter services or may allow the property manager to contract for such services.
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IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease or have caused it to be executed by their respective authorized representatives the day and year first above written. Each party hereto represents that the person executing this Sublease on its behalf is authorized to execute the same on its behalf.

Sublessor:	Sublessee:
Griffin Capital Company, LLC	Griffin Realty Trust, Inc.

/s/ Kevin A. Shields	/s/ Javier F. Bitar
By: Kevin A. Shields	By: Javier F. Bitar
Its: Chief Executive Officer	Its: Chief Financial Officer and Treasurer